Exhibit 10.19A

EXCLUSIVE LICENSE AGREEMENT

This License Agreement ("Agreement") is made as is made as of the 28th day of June, 2013 (the "Effective Date") by and between the Mayo Foundation for Medical Education and Research, having its principal place of business at 200 First Street SW, Rochester, MN 55905("Mayo"), and Cenexys, Inc., a Delaware corporation, having a place of business at 1700 Owens St., Suite 535,
San Francisco, CA 94158 ("Company").

BACKGROUND

A.Mayo owns certain Patent Rights and Know-How (each as defined below);

B.Company desires to obtain a license from Mayo to the Patent Rights and Know-How, all on the terms and conditions set forth below; and

C.Company and Mayo further intend to enter into a Research Agreement pursuant to which Company will fund certain research conducted in the laboratories of Drs. Jan Van Deursen and James Kirkland at Mayo (the "Research Agreement").

D.Company similarly intends to enter into a research agreement with the Buck Institute for Research on Aging ("Buck Institute") pursuant to which Company will fund certain research conducted in the laboratories of Dr. Judy Campisi (“Buck Research Agreement”) in exchange for the right to license any resulting inventions and certain additional inventions of Buck Institute that exist as of the Effective Date ("Buck Inventions") under a license agreement to be entered into by Company and Buck Institute ("Buck License Agreement").

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated:

1.1"Additional Inventions" shall mean discoveries and inventions that (i) are necessary or useful for the development, manufacture or commercialization of Licensed Products within the Field, and (ii) are developed in the laboratories of Drs. Jan Van Deursen, James Kirkland and/or Darren Baker at Mayo during the IP Capture Period, excluding inventions generated pursuant to the Research Agreement and subject to the terms thereof.

1.2"Affiliate" shall mean any entity which controls, is controlled by or is under common control with Company.  An entity shall be regarded as in control of another entity for

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

purposes of this definition if it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). For Mayo, “Affiliate” shall mean  any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent Mayo Clinic.  For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Clinic.  Mayo’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Mayo Clinic - Methodist Hospital; Mayo Clinic - Saint Marys Hospital; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

1.3"Buck Know-how" shall mean unpatented technical information, know-how, processes, procedures, compositions, devices, methods, techniques, data or other subject matter that is licensed to Company under the Buck License Agreement.

1.4"Buck Know-how Product" shall mean a product, composition or material for use in the Field that (a) incorporates Buck Know-How or whose discovery or development was enabled by Company’s use of Buck Know-How and (b) is not a Buck Patent Product.

1.5“Buck Licensed Product” shall mean a Buck Patent Product or Buck Know-How Product.

1.6"Buck Patent Rights" shall mean patent and patent applications exclusively licensed to Company under the Buck License Agreement.

1.7"Buck Patent Product" shall mean a product, composition, or material for use in the Field (i) the manufacture, sale or use of which would but for the license granted herein, infringe a Valid Claim of the Buck Patent Rights, or (ii) whose discovery or development was enabled by Company’s use of a Buck Proprietary Research Tool (“Buck Tool Products”)

1.8"Buck Proprietary Research Tool" shall mean a Research Tool that has been designated as a Proprietary Research Tool under the Buck License Agreement and exclusively licensed to Company.

1.9"Buck Proprietary Research Tool Patent" Buck Patent Rights claiming the Buck Proprietary Research Tools.

1.10"Field" shall mean the (a) prophylaxis , treatment, modulation or palliation of diseases or conditions through (i) the clearance or killing of senescent cells, or (ii) the inhibition or modulation of the deleterious effects of senescent cells, and (b) the prediction, diagnosis, monitoring and tracking of diseases or conditions being prevented, treated, modulated or inhibited pursuant to subsection (a) above.

1.11"IP Capture Period" shall mean the period commencing on [***] and continuing until [***].

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

1.12"Know-How" shall mean unpatented technical information, know-how, processes, procedures, compositions, devices, methods, techniques, data or other subject matter that is owned or controlled by Mayo that is useful for the discovery, development or commercialization of Licensed Products.

1.13"Know-How Product" shall mean a product, composition or material for use in the Field that (a) incorporates Know-How or whose discovery or development was enabled by Company’s use of Know-How and (b) is not a Patent Product.

1.14"Licensed Product" shall mean a Patent Product or Know-How Product.

1.15"Licensed Subject Matter" shall mean the Patent Rights and the Know-How.

1.16"Net Sales" shall mean the total amount invoiced to third parties on sales of Licensed Products by Company, its Affiliates, or Sublicensees, for which royalties are due under Article 3 below, less the following reasonable and customary deductions actually given:  (i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns, retroactive price reductions, or chargebacks; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other governmental charges (including value added tax) shown on the face of the  invoice; and (iv) provisions for uncollectible accounts determined in accordance with US GAAP, consistently applied to all products of the selling party, provided that in no event shall  deductions for uncollectible accounts in any annual period exceed [***] percent ([***]%) of the cumulative Net Sales in such annual period. In the event that Company and a third party enter into a barter transaction pursuant to which Company transfers Licensed Products to such third party in exchange for non-cash consideration provided in lieu of cash, then Net Sales shall be calculated based on the value of the non-cash consideration received, provided that in no event shall the transferred Licensed Products be valued at more than the then-current customary sales price for such Licensed Products invoiced to third parties or fair market value if there are no current invoices to third parties. For the removal of doubt, Net Sales shall not include sales by Company to its Affiliates for resale, provided that if Company transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party purchaser, then Net Sales shall be the price charged by the Affiliate to third-party purchaser, less documented allowable deductions.

In the event that Company grants a sublicense hereunder, and receives payments based upon the Sublicensee's sales of Licensed Products, Company may upon receiving consent from Mayo, which consent shall not be unreasonably withheld, substitute the definition of "Net Sales," used by the Sublicensee to calculate payments to Company in place of the foregoing definition of "Net Sales" for purposes of calculating royalties payable to Mayo on such Sublicensee's sales.

1.17"Net Sublicensing Income" shall mean cash income (or any other consideration received  in lieu of a cash payment, including, without limitation, securities, materials and equipment) received from a Sublicensee in consideration of the grant to such Sublicensee of a sublicense under the Patent Rights, but excluding earned royalties and any other share of net sales (including revenue sharing and profit payments that would otherwise be reflected in net sales) for the sale or distribution of Licensed Products.  Net Sublicensing Income shall include without limitation any license signing fee, license maintenance fee, or milestone payment, and

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

any consideration received for an investment in equity (and conditional equity, such as warrants, convertible debt) of Company to the extent such consideration exceeds the fair market value of such equity or other conditional equity.  Not included in the definition of Net Sublicensing Income is income received by Company (a) as bona fide loans; (b) from equity investments (and conditional equity, such as warrants, convertible debt) in Company at market value; (c) as reimbursements for actual documented patent prosecution costs and patent maintenance expenses; (d) as payment or reimbursement for research and development and/or other services conducted by or for Company, including costs of materials, equipment, manufacturing services or clinical testing, e.g., provided on the basis of full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates (“FTE Reimbursements”) and/or the reimbursement of out-of-pocket expenses; and (g) income to Company from a Sublicensee for commercial manufacturing of goods if such goods are intended for resale to third parties and the revenue derived from sales of such goods will be treated as Net Sales and subject to an earned royalty due to Mayo. In addition, Company shall have the right to deduct from Net Sublicensing Income (i) withholding taxes and other taxes, duties and similar amounts owing with respect to payments included within Net Sublicensing Income, but excluding what are commonly referred to as income taxes, and (ii) Eligible Expenses.  As used herein, “Eligible Expenses” means (A) the documented costs and expenses reasonably incurred by Company in performing responsibilities with respect to Licensed Products specifically in connection with a sublicense to the Patent Rights with a Sublicensee, including FTE Reimbursements and out of pocket costs, or in performing research, development, and/or manufacture of Licensed Products in connection with such sublicense; and (B) a reasonable reserve for the costs and expenses that the Company  has agreed to incur in a sublicense, but has not yet incurred, in the performance of its responsibilities under such agreement with a Sublicensee (“Future Expenses”), provided that any estimated costs are clearly identified by Company and are accompanied by supporting documentation.

1.18"Patent Product" shall mean a product , composition, or material for use in the Field (i) the manufacture, sale or use of which would but for the license granted herein, infringe a Valid Claim of the Patent Rights, or (ii) whose discovery or development was enabled by Company’s use of a Proprietary Research Tool (“Tool Products”).

1.19"Patent Rights" shall mean any and all rights in and to:

(a)all worldwide patent and patent applications claiming or disclosing subject matter claimed or disclosed in the patent(s) and patent application(s) listed in Exhibit A hereto as of the Effective Date (the "Existing Patents");

(b)all patents and patent applications claiming inventions developed pursuant to Research Agreement for which the Company exercises its option thereunder (“Research Agreement Patents”);

(c)all patents and patent applications claiming Additional Inventions with respect to which Company exercised its option pursuant to Section 2.2 (“Additional Invention Patents”); and

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(d)all divisions, continuations, continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) and substitutions of any of the patent applications in (a)-(c) above, all patents issuing thereon, and all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents or their foreign counterparts.

In the event that Mayo jointly owns an invention with the Company or a third party who works with the Company in the Field by reason of the fact that personnel of Mayo, Company and/or such third party are joint inventors of such invention, it is understood that the Patent Rights include only Mayo's rights as a joint owner of the patent applications and patents that claim such joint invention.

1.20"Permitted Third Party Funding Source" shall mean any non-profit or not-for-profit funding source that provides funding to the laboratories of Drs. Jan Van Deursen, James Kirkland and/or Darren Baker.

1.21"Proprietary Research Tool" shall mean a Research Tools(a) existing as of the Effective Date and listed on Exhibit C, and (b) any future Research Tool used to discover or develop Patent Products and which Company elects to designate as a Proprietary Research Tool pursuant to Section 2.4.

1.22"Proprietary Research Tool Patents" shall mean the Patent Rights claiming the Proprietary Research Tools.  A list of the Proprietary Research Tool Patents existing as of the Effective Date and organized by the Proprietary Research Tool which they cover, is attached hereto as Exhibit C.

1.23"Research Tool" means animal models, cell lines, monoclonal antibodies, research assays and reagents, cloning tools, and similar materials whose primary utility is in the conduct of basic scientific research.

1.24"Research Tool Patent Claim" shall mean a claim of a Research Agreement Patent or Additional Invention Patent that claims a Research Tool that has not been designated as Proprietary Research Tool by Company pursuant to Section 2.4.

1.25"Sublicensee" shall mean any non-Affiliate third party to whom Company has granted the right to manufacture and sell Licensed Products, with respect to Licensed Products made and sold by such third party.

1.26"Valid Claim" shall mean a claim of (a) an issued and unexpired patent which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal, and (b) a claim of a pending patent application which has not been abandoned or finally rejected without the possibility of appeal or re-filing and has been pending for less than thirteen (13) years from the filing date from which such claim takes priority, provided that in the event that a pending claim which has ceased to be a deemed a Valid Claim because it has been pending for more than

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

thirteen (13) years eventually issues, Company shall reimburse to Mayo for all back royalties (i.e., all royalties that would have been due during the period commencing on the date such pending claim ceased to be considered a Valid Claim and the date on which it eventually issued), plus interest on such back royalties at the rate described in Section 3.13.

ARTICLE 2
LICENSE

2.1Grant.  Subject to the terms of the Agreement, Mayo hereby grants to Company a worldwide: (i) exclusive license to all of Mayo’s interest in the Patent Rights (excluding the Research Tool Patent Claims) and the Proprietary Research Tools to develop, make, use, sell, offer for sale, import, export or otherwise distribute Licensed Products, and (ii) nonexclusive license under the Research Tool Patent Claims and Know-How to develop, make, use, sell, offer for sale, import, export or otherwise distribute Licensed Products, and to have any of the foregoing performed on its behalf by a third party.  Notwithstanding any provisions in this Agreement, all rights granted in and to Additional Inventions under this Agreement will be subject to any and all obligations that Mayo may have to Permitted Third Party Funding Sources

2.2Option to Additional Inventions.

(a)Subject to the terms of this Agreement, Company shall have an option to include within the license granted to Company under Section 2.1 above, all worldwide patent rights owned or controlled by Mayo with respect to Additional Inventions.

(b)Mayo shall notify Company promptly in writing of all Additional Inventions and shall provide Company with a suitable description and other information reasonably requested by Company for the purpose of evaluating such Additional Inventions for purposes of its option (such notice and accompanying information, an “Invention Disclosure”).

(c)To exercise its option with respect to a particular Additional Invention, Company shall so notify Mayo within ninety (90) days after receiving from Mayo a reasonably complete Invention Disclosure for such invention.  Following such exercise, all patent applications and/or patents owned or controlled by Mayo directed to such invention shall be deemed included within the Patent Rights.

2.3 Sublicenses.  Company may grant and authorize sublicenses within the scope of the license granted to Company pursuant to this Agreement.  Each such sublicense shall include provisions: (a) substantially identical to Sections 2.5, 2.6 and 13.11 and Articles 10 and 11 with the Sublicensee in place of Company and (b) that are not inconsistent with any terms herein.

2.4Designation of Additional Proprietary Research Tools.

(a)Companyshall have the right upon written notice to Mayo to designate any Additional Invention that is a Research Tool or any Research Tool arising under the Research Agreement as a Proprietary Research Tool, in which case all patents and patent applications owned or controlled by Mayo and directed to such Research Tool shall thereafter be deemed

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Proprietary Research Tool Patents and such Research Tool, together with all patents and patent applications directed thereto, shall be exclusively licensed to Company.

(b)To exercise its option to designate a particular Research Tool as a Proprietary Research Tool, Company shall provide Mayo with written notice of such election at the time it exercises its option under the Research Agreement or Section 2.2 above, as applicable, to include such Research Tool within the licenses granted to Company under Section 2.1 above.

2.5Retained Rights.  Mayo hereby retains a non-exclusive, non-transferrable right under the Licensed Subject Matter for its own clinical (including Mayo’s reference laboratory), educational and non-commercial research programs.

2.6Governmental Rights.  All rights herein are subject to the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the Patent Rights, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”). Company and Mayo each agree to comply with the provisions of the Bayh-Dole Act as relevant to the Patent Rights, including in the case of Mayo, promptly reporting to the U.S. government all subject inventions and taking all actions necessary to take title to the Patent Rights, and in the case of Company, promptly providing to Mayo with information reasonably requested by Mayo that is necessary to enable Mayo to meet its compliance requirements under the Bayh-Dole Act.

2.7No Implied Licenses.  Nothing herein shall be construed as granting Company, by implication, estoppel or otherwise, any license or other right to any intellectual property of Mayo other than the Licensed Subject Matter or to grant to Company any right or license other than those expressly granted herein.

ARTICLE 3
PAYMENTS, FUNDING OBLIGATIONS AND REPORTS

3.1Equity.  In consideration for the rights and licenses granted by Mayo to Company herein and the research development support agreed to by Mayo under Section 3.11, Company shall, within thirty (30) days of the Effective Date and subject to Mayo’s execution and delivery to Company of a Stock Issuance Agreement in substantially the form attached hereto as Exhibit B, issue to Mayo Two Million (2,000,000) shares of Company’s common stock.

3.2Minimum Annual Royalty Payments.  As further consideration for the rights and licenses granted by Mayo to Company herein Company shall pay to Mayo an annual minimum royalty of [***] U.S. Dollars ($[***]).  The first annual minimum royalty payment shall be due within thirty (30) days of the fourth anniversary of the Effective Date with subsequent annual minimum royalty payments being due within thirty (30) days of each subsequent anniversary of the Effective Date until the expiration (or if applicable, the earlier termination) of this Agreement. Annual minimum royalty payments shall be non-refundable but shall be creditable against milestones owed under Section 3.3, running royalties accrued under Section 3.5 and/or sublicensing fees owed under Section 3.7, in each case during the one year period following the date on which such annual minimum royalty payment was paid.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

3.3Development Milestone Payments.

(a)In consideration for the rights and licenses granted by Mayo to Company herein, Company agrees to pay Mayo following payments upon the occurrence of each milestone specified below:

Development Milestone Event	Development Milestone Payment
1.Commencement of a Phase I Clinical Study for a Licensed Product or a Buck Licensed Product	$[***]
2.Commencement of a Phase II Clinical Study for a Licensed Product or a Buck Licensed Product	$[***]
3. Commencement of a Phase III Clinical Study for a Licensed Product or a Buck Licensed Product	$[***]
4.Acceptance of filing of an MAA by the FDA, EMA or MHLW for a Licensed Product or a Buck Licensed Product	$[***]

(b)Development milestones 1 to 3 shall be payable once each for the first two products (Licensed Products or Buck Licensed Products) to achieve the applicable milestone event.  Milestone 4 shall be payable up to six times (i.e., once per MAA filed and accepted for review by the Regulatory Authority), for  an aggregate of up to six (6) payments total.  For clarity, Company’s total payment obligations under this Section 3.3 shall in no event exceed [***] U.S. Dollars ($[***]) (i.e. up to an aggregate total of $[***] under milestones 1to 3 and up to an aggregate total of $[***] under milestone 4).

(c)As used in this Section 3.3, the following terms shall have the following meanings:

(i)“EMA” means the European Medicines Agency or any successor agency thereto;

(ii)“FDA” means the United States Food and Drug Administration or any successor agency thereto;

(iii)“Phase I Clinical Study” means any study in humans the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described under 21 C.F.R. §312.21(a) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed commenced when the third participant in such study has received his or her initial dose of such Licensed Product or Buck Licensed Product;

(iv)“Phase II Clinical Study” means a preliminary efficacy and dose ranging human clinical study of a License Product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

commenced when the third patient in such study has received his or her initial dose of such Licensed Product or Buck Licensed Product;

(v)“Phase III Clinical Study” means a human clinical study designed as a pivotal study to confirm with statistical significance the efficacy and safety of a Licensed Product or Buck Licensed Product with respect to a given indication, which study is performed for purposes of filing an MAA for such Product for such indication as described under 21 C.F.R. §312.21(c) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, in each case which shall be deemed commenced when the third patient in such study has received his or her initial dose of such Licensed Product or Buck Licensed Product; and

(vi)“MAA” (Marketing Approval Application) shall mean a new drug application filed with the FDA as more fully defined in 21 C.F.R. §314.50 et. seq., or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to initiate marketing and sales of a Licensed Product or Buck Licensed Product for a particular indication.  An MAA shall be deemed to be “accepted” if it has been accepted for substantive review by the FDA or other applicable Regulatory Authority;

(vii)“MHLW” means Japan’s Ministry of Health, Labor and Welfare (also known as “Korosho”) or any successor agency thereto.

(viii)“Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the discovery, development, commercialization or other use or exploitation (including review and approval of MAAs) of pharmaceutical products in any jurisdiction, including the FDA, EMA, and the MHLW.

(d)Company agrees to promptly notify Mayo in writing of the occurrence of each of the foregoing milestones and the payment for such milestone shall be due within thirty (30) days of occurrence thereof.

3.4Sales Milestones. In further consideration of the exclusive rights granted herein, Company shall pay Mayo the following milestone payments upon achievement of the corresponding sales milestones:

(a)Upon first achieving aggregate Net Sales of a Licensed Product or Buck Licensed Product equal to or exceeding [***] U.S. Dollars ($[***]), Company shall pay Mayo [***] U.S. Dollars ($[***]);

(b)Upon first achieving aggregate Net Sales of a Licensed Product or Buck Licensed Product equal to or exceeding [***] U.S. Dollars ($[***]), Company shall pay Mayo [***] U.S. Dollars ($[***]);

(c)Upon first achieving aggregate Net Sales of a Licensed Product or Buck Licensed Product equal to or exceeding [***] U.S. Dollars ($[***]), Company shall pay Mayo [***] U.S. Dollars ($[***]);

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(d)Upon first achieving aggregate Net Sales of a Licensed Product or Buck Licensed Product equal to or exceeding [***] U.S. Dollars ($[***]), Company shall pay Mayo [***] U.S. Dollars ($[***]).

The foregoing sales milestones shall be payable once for each of the first two products (Licensed Products or Buck Licensed Products) to achieve the applicable sales thresholds.  For clarity, Company’s total payment obligations under this Section 3.4 shall in no event exceed [***] U.S. Dollars ($[***]).  Company agrees to promptly notify Mayo in writing of the occurrence of each of the foregoing milestones and the payment for such milestone shall be included with the royalty payment due for the calendar quarter in which such sales milestone was achieved.

3.5Earned Royalty.  As additional consideration of the rights and licenses granted by Mayo to Company herein, except as otherwise provided in this Article 3, Company agrees to pay to Mayo as running royalties a percentage of Net Sales from Licensed Products and Buck Licensed Products sold by Company, its Affiliates and Sublicensees as follows:

(a)[***]% of (i) annual Net Sales of Know-How Products and (ii) of annual net sales of Buck Know-How Products;

(b)For Patent Products and Buck Patent Products for which there are no Valid Claims within the Patent Rights or Buck Patent Rights covering the composition of matter of the applicable Licensed Product or Buck Licensed Product:

Annual Net Sales of Licensed Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of such Patent Products and Buck Patent Products less than or equal to [***] Dollars (US$[***])	[***] %
Portion of worldwide annual Net Sales of such Patent Products and Buck Patent Products over [***] Dollars (US$[***])	[***]%

(c)For Patent Products and Buck Patent Products for which there is at least one Valid Claim within the Patent Rights covering the composition of matter of the applicable Patent Product or Buck Patent Product:

Annual Net Sales of Licensed Product	Applicable Royalty Rate
Portion of worldwide annual Net Sales of such Patent Products and Buck Patent Products less than or equal to [***] Dollars (US$[***])	[***]%
Portion of worldwide annual Net Sales of such Patent Products and Buck Patent Products over [***] Dollars (US$[***])	[***]%

Licensed Products or Buck Licensed Products transferred to Mayo or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalty.  No Earned Royalty is due to Mayo on transfers to Mayo or its Affiliates.

3.6Certain Additional Terms.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(a)Royalty Term.

(i)Mayo’s right to receive royalties under Section 3.5(c) above shall expire on a product-by-product basis in a particular country upon the expiration of the last to expire Valid Claim in the Licensed Patents covering the composition of matter of such Licensed Product in such country (or in the case of the Buck Licensed Patents, upon the expiration of the last to expire Valid Claim  in the Buck Licensed Patents covering the composition of matter of such Buck Licensed Product in such country).

(ii)Mayo’s right to receive royalties under Section 3.5(b) above shall expire on a product-by-product basis in a particular country upon the expiration of the last to expire Valid Claim in the Licensed Patents covering such Licensed Product in such country (or in the case of the Buck Licensed Patents, upon the expiration of the last to expire Valid Claim  in the Buck Licensed Patents covering such Buck Licensed Product in such country), provided that with respect to any Patent Product that is a Tool Product (or any Buck Patent Product that is a Tool Patent), Mayo shall be entitled to continue to receive a royalty under Section 3.5(b) with respect to worldwide sales of such Patent Product or Buck Patent Product until the expiration of the last to expire Valid Claim of the Tool Patent(s) covering the Proprietary Research Tool(s) (or until the expiration of the last to expire Valid Claim of the Buck Tool Patent(s) covering the Buck Proprietary Research Tool(s)), in each case whose use enabled the discovery or development of such Patent Product or Buck Patent Product.

(iii)Mayo’s right to receive royalties under Section 3.5(a) above shall expire on earlier of (A) the thirteenth (13th) anniversary of the first commercial sale of the first Licensed Product or Buck Licensed Product by Company anywhere in the world, or (B) January 1, 2037.

(b)Single Royalty; Non-Royalty Sales.  In the event that a Licensed Product or Buck Licensed Product would be subject to two or more of the royalty provisions in Sections 3.5 above (e.g., in the event a Licensed Product or Buck Licensed Product is covered by multiple Valid Claims, some of which are composition of matter claims and some of which are not), only a single royalty shall be paid to Mayo with respect to such Licensed Product or Buck Licensed Product, that royalty being the highest of the royalties applicable to such Licensed Product or Buck Licensed Product.  It is understood that royalties under Section 3.5(c) shall only be payable with respect to Licensed Products or Buck Licensed Products whose sale would infringe a Valid Claim of the Licensed Patents or Buck Licensed Patents covering the composition of matter of such Licensed Product or Buck Licensed Product in the country for which such Licensed Product or Buck Licensed Product is sold.  In no event shall more than one royalty be due hereunder with respect to any Licensed Product (or Buck Licensed Product) unit; nor shall a royalty be payable under this Article 3 with respect to sales of Licensed Products or Buck Licensed Products at cost for use in research and/or development, in clinical trials or as samples.

(c)Multiple Royalties.  If Company, its Affiliate or Sublicensee is required to pay a non-Affiliate third party other than the Buck Institute for Research on Aging amounts with respect to a Licensed Product or Buck Licensed Product under agreements for patent rights or other technologies which Company, its Affiliate or Sublicensee, in its best judgment, determines are necessary to license or acquire with respect to such Licensed Product or Buck Licensed

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Product, Company may deduct such amount owing to such non-Affiliate third parties (prior to any reductions) from the royalty owing to Mayo for the sale of such Licensed Product or Buck Licensed Product pursuant to Section 3.5 above.  Notwithstanding the foregoing provisions of this Section 3.6, in no event shall the royalties due to Mayo pursuant to Section 3.5 above be so reduced to an amount less than:

(i)[***] percent ([***]%) of the amount that would otherwise be due to Mayo with respect to Licensed Products or Buck Licensed Product subject to Sections 3.5(a) or 3.5(b); or

(ii)[***] percent ([***]%) of the amount that would otherwise be due to Mayo with respect to Licensed Products or Buck Licensed Product subject to Section 3.5(c).

(d)Royalties on Buck Licensed Products.  Notwithstanding anything to the contrary in this Agreement it is understood and agreed that any given Buck Licensed Product shall only be subject to milestone and royalty obligations under this Agreement if that product is subject to milestone and royalty obligations under the Buck License Agreement.

3.7Sublicense Fees.

(a)Company shall pay to Mayo [***]% of the Net Sublicensing Income received by Company or its Affiliates

(b)Notwithstanding the foregoing:

(i)Company shall only be obligated to share [***]% of that portion of the Net Sublicensing Income that exceeds the then current aggregate amount spent by Company on the development of the Licensed Products included in such sublicense as of the date such Net Sublicensing Income was received; and

(ii)Company’s total payment obligations under this Section 3.7 shall be capped at [***] U.S. Dollars ($[***]).

3.8Records & Accounting.   Company will throughout the Term, keep complete, true and accurate books of accounts and records of Net Sales sufficient to support and verify the calculation of all royalties and sales milestones due and payable to Mayo under this Agreement.  Such books and records will be open at reasonable times, but not more frequently than once per calendar year, for inspection by a representative of Mayo, at Mayo's expense, for audit and verification of any report required under this Agreement with respect to Net Sales received not more than ten (10) years prior to the date of Mayo's request.  Mayo representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to Company.  In the event such audit reveals an underpayment to Mayo, Company will within thirty (30) days pay the royalty due in excess of the royalty actually paid.  In the event the audit reveals an underpayment by Company of more than [***] percent ([***]%) of the amount due, Company will pay interest on the royalty due in excess of the royalty actually paid in accordance with Section 3.13 below and will also pay all of Mayo’s costs in conducting the audit.  Notwithstanding the foregoing, in the event that it is demonstrated that Company has knowingly underpaid royalties owed to Mayo (other than royalties being withheld by Company in

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

connection with a dispute between the parties pre-dating the audit), Company will pay Mayo interest on the royalty due in excess of the royalty actually paid at the maximum interest rate allowed by law in the State of New York.

3.9Reports.  Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Company shall provide to Mayo a quarterly royalty report as follows:  Within ninety (90) days after the end of each calendar quarter, Company shall deliver to Mayo a true and accurate report, giving such particulars of the business conducted by Company, its Affiliates and Sublicensees, if any, during such calendar quarter as are pertinent to account for royalties due under this Article 3. Such report shall include at least (i) the total of Net Sales during such quarter; (ii) the calculation of royalties; and (iii) the total royalties so calculated and due to Mayo.  Simultaneously with the delivery of each such report, Company shall pay to Mayo the total royalties, if any, due to Mayo for the period of such report.  If no royalties are due, Company shall so report.  Mayo shall not provide to non-Affiliate third parties any information contained in reports provided to Mayo under this Section 3.09, or learned by Mayo under Section 3.08 above.

3.10Payments.  All amounts payable hereunder by Company shall be payable in United States Dollars.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Company in calculating Company's own revenues for financial reporting purposes.

3.11Research & Development Funding by Mayo.  Subject to the terms and conditions of this Agreement, Mayo agrees to provide a total of up to [***] Dollars in two tranches of [***] Dollars ($[***]) each towards conducting research and development beneficial to and approved by the Sponsor, which Sponsor has agreed to use to fund research at Mayo. Sponsor shall be permitted to satisfy its payment obligation to Mayo through the use of a convertible promissory note (which note shall be convertible into Series A Preferred Stock of the Sponsor).  Parties shall jointly develop the protocols of such research and development program.

3.12Taxes.  Company is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on Company related to manufacture, use, sale or importation of the Licensed Product.  Mayo shall be responsible for paying any and all taxes (other than withholding taxes or deduction of tax at source required by applicable law to be paid by Company) levied on it by account of its receipt of any payments it receives under this Agreement.  If applicable laws require that taxes be withheld or deducted at source from any amounts due to Mayo under this Agreement, Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) deliver to Mayo a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes. Company will obtain, or assist Mayo in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to Mayo by treaty or otherwise.

3.13Overdue Payments.  If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of [***] percent ([***]%) above the prime rate in effect at US Bank on the due date.  The acceptance of any payment, including such interest, shall not

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

foreclose Mayo from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of Company to make any payment when due.

ARTICLE 4
DATA ACCESS

Promptly after the Effective Date, Mayo shall, upon Company’s request,  provide to Company all data, reports, analyses and other information in its possession or control relating to the Licensed Products.  Thereafter, upon request by Company, Mayo shall provide copies of all such additional materials as have been generated since the prior disclosure.  Subject to the provisions of Article 6 below, Company will have the right to use all such data and materials for any purpose, and to provide the same to third parties under reasonable conditions of confidentiality or as Company considers appropriate in connection with obtaining regulatory approval to market and/or commercializing Licensed Products.  In addition, as reasonably requested by Company from time to time, Mayo shall at Company’s sole expense (reimbursing Mayo’s costs to make  and deliver such Proprietary Research Tools), deliver to Company reasonable quantities of Proprietary Research Tools based on availability.  The Parties agree that any and all materials supplied to Company by Mayo shall be supplied under a material transfer agreement, the terms of which shall be substantially similar to the template material transfer agreement attached hereto as Exhibit D.

ARTICLE 5
DUE DILIGENCE

5.1Obligation to Exploit.  Company shall use commercially reasonable efforts to bring one or more Licensed Products to market and to meet the market demand therefor.

5.2Reports.  Within sixty (60) days following the end of each calendar year during the term of this Agreement, Company shall prepare and deliver to Mayo a written report which shall describe, in reasonable detail, the research performed during the previous year employing the Licensed Subject Matter, the progress of the development and exploitation of Licensed Subject Matter during the previous year and the names of all Sublicensees (if any), including which of the Sublicensees are Affiliates Subject to the parameters outlined in Section 3.8.

ARTICLE 6
CONFIDENTIALITY

6.1Confidential Information.  Except as provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, non-public and proprietary information disclosed by the other party that (a) if in written, graphic, machine readable or other tangible form is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature, and if disclosed in oral or other intangible form is designated as confidential at the time of its initial disclosure and is confirmed in writing as confidential within forty-five (45) days following such disclosure, or (b) that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

confidential (collectively, "Confidential Information").  Confidential Information shall not include any information that is:  (i) already known to the receiving party at the time of disclosure hereunder, or (ii) now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party or (iv) independently developed by the receiving party without reliance on the Confidential Information of the disclosing party.

6.2Permitted Usage.  Notwithstanding the provisions of Section 6.1 above, the receiving party may use or disclose Confidential Information of the disclosing party to the extent necessary to exercise its rights hereunder (including commercialization and/or sublicensing of Licensed Subject Matter) or fulfill its obligations and/or duties hereunder and in filing for, prosecuting or maintaining any proprietary rights, prosecuting or defending litigation, complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities; provided that if the receiving party is required by law to make any public disclosures of Confidential Information of the disclosing party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise). For clarity, to the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Confidential Information of the other to Sublicensees, consultants, and outside contractors on the condition that each such entity receiving such Confidential Information agrees to obligations of confidentiality and non-use at least as stringent as those therein.

ARTICLE 7
PATENTS AND INVENTIONS

7.1Prosecution of Patent Rights.  Company shall responsible for directing and controlling the filing, prosecution and maintenance of all Patent Rights.  Company shall select the patent attorney, who is reasonably acceptable to Mayo.  Mayo shall have full rights of consultation with the patent attorney so selected on all matters relating to Patent Rights.  For purposes of this Article 7, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms.

7.2Patent Costs.  Company acknowledges and agrees that the license granted hereunder is in partial consideration for Company's assumption of the costs of prosecution and maintenance of the Patent Rights as described herein. Company agrees to pay and shall pay for all expenses incurred in connection with the prosecution and maintenance of the Patent Rights.  If Company fails to pay the expenses incurred pursuant to Section 7.1 with respect to one or patents or patent applications, Mayo may, at its sole discretion, terminate Company’s license with respect to such patent or patent applications, or with Company’s written consent,  convert it into a non-exclusive license.  If at any time Company determines that it no longer desires to pay the patent costs with respect to one or more patents or patent applications within the Patent Rights, Company shall give sixty (60) days advance written notice to Mayo.  Upon such notice, Company’s license with respect to such patent or patent application shall terminate and

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

Company shall not be obligated to pay for any corresponding patent costs incurred after the end of such sixty (60) day period (but shall remain responsible for all patent costs incurred prior to and during such sixty (60) day period).

ARTICLE 8
TERM AND TERMINATION

8.1Term.  Unless terminated earlier pursuant to this Article 8, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the happening of the latter of: (1) the expiration, revocation or invalidation of the last issued Valid Claim within the Patent Rights or the abandonment or rejection of the last pending Valid Claim within the Patent Rights, whichever is later, or (2) the expiration of thirteen (13) years after first commercial sale of the first Licensed Product. Upon its natural expiration (and not upon earlier termination), the rights under the Agreement shall convert into a fully paid-up License that grants Company the right to continue selling Licensed Products.

8.2Termination for Breach.

(a)In the event of a material breach of this Agreement, the non-breaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach.

(b)Notwithstanding Section 8.2(a), in the event of a bonafide good faith dispute regarding whether in fact a breach has occurred (other than a dispute regarding an alleged breach by Company of Article 11 (Use of Names), which for clarity shall not be subject to the following), if the party alleged to be in breach of a material obligation or provision of this Agreement disputes such breach within the applicable ninety (90) day period, the parties shall submit the dispute to a single arbitrator from the American Arbitration Association (“AAA”) for a preliminary, non-binding determination, within sixty (60) days of the submission of the matter to arbitration, as to whether it was more likely than not that a material obligation or provision of this Agreement was breached.    Such arbitration shall be conducted in New York City in the State of New York pursuant to the commercial arbitration rules of the AAA, as modified by the procedures set forth in this Section8.2(b).  The arbitrator shall be selected by mutual agreement of the parties; provided, however, that if the parties cannot agree on an arbitrator within five days of a party’s request for a determination under this Section 8.2(b) as to whether a breach of a material obligation or provision of this Agreement has occurred, the arbitrator shall be selected by the AAA.  If the arbitrator determines that it is more likely than not that the asserted breach was a breach of a material obligation or provision of this Agreement and the breaching party fails to cure such alleged breach within thirty (30) days after such determination, the non-breaching party may terminate this Agreement forthwith by written notice to the other party.  If on the other hand, the arbitrator determines that it is more likely than not that the asserted breach was not a breach of a material obligation or provision of this Agreement, the non-breaching party shall not have the right to terminate this Agreement unless and until it has been finally determined by a court of competent jurisdiction that a material obligation or provision of this Agreement has been breached and the breaching party fails to cure such breach within thirty (30) days after such

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

determination. It is understood that a determination by the arbitrator in accordance with this Article 8.2(a) will not be binding on the parties as to whether the disputed activity was in fact a breach of a material obligation or provision of this Agreement and shall apply only to determine whether or not the cure period should be tolled as provided in this Article 8.2(a).  In any case, a final determination of whether a breach of a material obligation or provision of this Agreement has occurred shall be determined only by a court of competent jurisdiction.

8.3Termination by Company.  Any provision herein notwithstanding, Company may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Patent Rights, or as to any particular Licensed Product, at any time by giving Mayo at least sixty (60) days prior written notice.  From and after the effective date of a termination under this Section 8.3 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Patent Rights for all purposes of this Agreement, and all rights and obligations of Company with respect to such patent(s) and patent application(s) shall terminate.  From and after the effective date of a termination under this Section 8.3 with respect to a particular Licensed Product, the license granted under Section 2.1 above shall terminate with respect to such Licensed Product, and the same shall cease to be a Licensed Product for all purposes of this Agreement.  Upon a termination of this Agreement in its entirety under this Section 8.3, all rights and obligations of the parties shall terminate, except as provided in Section 8.4 below.

8.4Survival.

(a)Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

(b)In the event this Agreement is terminated for any reason, Company shall provide Mayo with a written inventory of all Licensed Products that Company and its Affiliates have in process of manufacture, in use or in stock and Company and its Affiliates shall have the right to sell or otherwise dispose of such Licensed Products, all subject to the payment to Mayo royalties pursuant to Article 3 hereof.

(c)Upon termination of this Agreement by Mayo for any reason, any sublicense granted by Company hereunder shall survive, provided that upon request by Mayo, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

(d)Articles 6 (Confidentiality), 10 (Indemnification and Insurance), 11 (Use of Names), Section 8.4 (Survival), 12.3 (Disclaimers) and 13.11 (Limitation of Liability) shall survive the expiration and any termination of this Agreement.  Except as otherwise provided in this Article 8, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

ARTICLE 9
INFRINGEMENT

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

9.1Enforcement.  If either party determines that a third party is making, using or selling a product that may infringe the Patent Rights, that party shall notify the other party in writing.

(a)Company shall have the first right (itself or through others), at its sole option, to bring suit to enforce the Patent Rights, and/or to defend any declaratory judgment action with respect thereto, in each case with respect to the manufacture, sale or use of a product within the Field; provided, however, that Company shall keep Mayo reasonably informed as to the defense and/or settlement of such action.  Mayo shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Company from an action to enforce the Patent Rights shall be first applied to reimburse Company's and then Mayo's unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs.  Any remainder shall, to the extent the same pertains to an infringement of the Patent Rights, be divided [***] percent ([***]%) to Company and [***] percent ([***]%) to Mayo, provided that Mayo's portion shall not exceed the amount Mayo would have received as a royalty hereunder if the infringing activities had been made by Company.

(b)In the event Company elects not to initiate an action to enforce the Patent Rights against infringement by a third party within the Field, within one (1) year of a request by Mayo to do so, (or within such shorter period which may be required to preserve the legal rights of Mayo under the laws of the relevant government), Mayo may initiate such action at its expense with Company’s consent, which consent shall not be unreasonably withheld.  Company shall have the right to participate in any such action with counsel of its own choice at its own expense.  All recoveries received by Mayo from an action to enforce the Patent Rights shall be first applied to reimburse Mayo's and then Company's unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs.  Any remainder shall, to the extent the same pertains to an infringement of the Patent Rights in the Field, be divided [***] percent ([***]%) to Company and [***] percent ([***]%) to Mayo.

9.2Defense.  If Company, its Affiliate, Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Patent Rights or that cover other Related Material with respect to the manufacture, use, distribution or sale of a Licensed Product, Company will promptly notify Mayo. As between the parties to this Agreement, Company will be entitled to control the defense in any such action(s) and withhold ten percent (10%) of the royalties related to such Licensed Product otherwise payable to Mayo and use the withheld royalties to reimburse the legal defense costs, attorneys' fees and liability incurred in such infringement suit(s).  Notwithstanding the foregoing, Company agrees to withhold only that portion of such royalties as may reasonably be necessary to reimburse amounts in accordance with this Section 9.2.  For clarity, if Company is required to pay a royalty or other amounts to a third party to make and/or sell a Licensed Product as a result of a final judgment or settlement; such amounts may be deducted from the running royalties payable to Mayo hereunder in accordance with Section 3.6(c) above.

9.3Cooperation.  In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights, Mayo shall reasonably cooperate, including without limitation, by executing such documents as Company may reasonably request.  Upon the request of and, at the sole expense of Company, Mayo shall make available at reasonable times

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in Mayo's possession. In the absence of an agreement to institute a suit jointly, Mayo shall not be required to join such action unless it has agreed to do so in writing prior to the commencement thereof, or unless deemed by the court as a necessary party.  Company will bear the entire cost of such litigation, including attorneys' fees.

9.4No Implied Obligations.  Except as expressly provided in this Article 9, neither party has any obligation to bring or prosecute actions or suits against any third party for patent infringement.

ARTICLE 10
INDEMNIFICATION & INSURANCE

10.1Company shall hold harmless and indemnify Mayo, its trustees, directors, officers, employees, agents and the successor and assigns of any of the foregoing (collectively, the "Indemnitees"), and hold each Indemnitee harmless from and against any and all losses, costs, expenses, damages and liabilities resulting from claims, actions, demands, judgments, suits or proceedings brought by third parties (including, without limitation, reasonable attorneys' fees and other expenses of litigation) (any of the foregoing, a "Claim"), regardless of the legal theory asserted, against any Indemnitee, arising from or occurring as a result of: (a) the exercise or practice by Company or its Affiliates or Sublicensees of the rights and licenses granted under this Agreement, and (b) the research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products by Company or its Affiliates or Sublicensees; except and to the extent that such Claim(s) arise from or are related to a breach by Mayo of any of its representations or warranties in Section 12.1.  Any Indemnitee that intends to claim indemnification under this Article 10 shall: (i) promptly notify Company in writing of any Claim with respect to which the Indemnitee intends to claim such indemnification, (ii) give Company sole control of the defense and/or settlement thereof, and (iii) provide Company, at Company's expense, with reasonable assistance and full information reasonably available to Mayo with respect to such Claim.  Company shall not settle any claim, suit or proceeding subject to this Article 10 or otherwise consent to an adverse judgment in such claim, suit or proceeding if the same materially diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee.  Notwithstanding the foregoing, Company shall have no obligations for any Claim if the Indemnitee seeking indemnification makes any admission, settlement or other communication regarding such Claim (unless made truthfully under a circumstance that legally requires such act by Mayo, in which case Mayo shall use its best efforts to inform Company of such of its intent to make such admission prior to making it) without the prior written consent of Company, which consent shall not be unreasonably withheld

10.2Insurance.

(a)No later than sixty (60) days following the Effective Date, Company will obtain, keep in force and maintain general liability insurance with minimum coverage limits of at least [***] U.S. Dollars (US $[***]).

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(b)No later than sixty (60) days prior the initiation of the first human clinical testing of the first Licensed Product, Company will obtain, keep in force and maintain occurrence-based liability insurance, including contractual liability, with minimum coverage limits of at least [***] U.S. Dollars (US $[***]),

(c)No later than sixty (60) days prior the first commercial sale of the first Licensed Product, Company will obtain, keep in force and maintain occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by Company hereunder during the Term and after, such amount being at least [***] U.S. Dollars (US $[***]) .

(d)Company’s policies will name Mayo and its Affiliates as additional-named insureds.  The minimum limits of any insurance coverage required herein shall not limit Company’s liability.

ARTICLE 11
USE OF NAMES

Except as required by law or in the normal course of business identification, neither Company nor Mayo shall issue any press release or other written statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other of Company or Mayo respectively, without the approval of such other party.  Company will not use for publicity, promotion or other  purpose, any logo, name, trade name, service mark or trademark of Mayo or its Affiliates, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®” and the triple shield Mayo logo, or any simulation, abbreviation or adaptation of the same, or the name of any Mayo employee or agent, without Mayo’s prior, written, express consent. With regard to the use of Mayo’s name, all requests for approval pursuant to this Section must be submitted to the Mayo Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@Mayo.edu at least ten (10) business days prior to the date on which a response is needed.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1Representations & Warranties by Mayo.  (a) Mayo has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder; (b) Mayo has not previously granted any rights under the Licensed Subject Matter or Proprietary Research Tools to any third party and will not grant any rights in the Proprietary Research Tools and Patent Rights (other than Research Tool Patent Claims with respect to Research Tools that Company has declined to designate as Proprietary Research Tools) to any third party during the term of this Agreement (it being understood that some Licensed Subject Matter and Proprietary Research Tools may be co-owned by third parties and Mayo makes no representations as to how such third parties may have disposed of their rights in such co-owned  Licensed Subject Matter and Proprietary Research Tools); (c) to the best of the  knowledge of Mayo Clinic Ventures (“MCV”), which is the business unit of Mayo that is in-charge of intellectual property protection and commercialization, there are no claims of third parties as of the Effective Date that would

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

call into question the rights of Mayo to grant to Company the rights contemplated hereunder; and (d) to the best of  MCV’s  knowledge, except for the Patent Rights, as of the Effective Date, Mayo does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the Licensed Subject Matter.

12.2Representations & Warranties by Company.Company warrants and represents to Mayo that:

(a)it has independently evaluated the Patent Rights, Know-How and Proprietary Research Tools and their applicability or utility in Company’s activities, and Company is entering into this Agreement on the basis of its own evaluation of such applicability or utility and not in reliance of any representation by Mayo with respect thereto, and assumes all risk and liability in connection with such determination;

(b) it will obtain and maintain insurance coverage as set forth in Section 10.2;

(c) the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(d) it shall comply and require its Sublicensees to comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement; and

(e) its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

12.3Disclaimers.

(a)EXCEPT AS PROVIDED IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF.

(b)EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION IN THE CASE OF MAYO, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE PATENT RIGHTS, KNOW-HOW OR CONFIDENTIAL INFORMATION.  SUBJECT TO THE TERMS, REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, PATENT RIGHTS, KNOW-HOW AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS.”  SUBJECT TO COMPANY’S RIGHTS AT LAW OR IN EQUITY TO SEEK REDRESS FOR ANY BREACH BY MAYO OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED BY MAYO IN THIS AGREEMENT, COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

RELATING TO THE PATENT RIGHTS, KNOW-HOW OR CONFIDENTIAL INFORMATION.  MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS, KNOW-HOW AND CONFIDENTIAL INFORMATION; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE PATENT RIGHTS, KNOW-HOW OR MATERIALS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING MAYO’S OBLIGATIONS UNDER SECTION 9.3 ABOVE TO COOPERATE WITH COMPANY WITH RESPECT TO ENFORCEMENT OF THE PATENT RIGHTS, NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE PATENT RIGHTS, KNOW-HOW AND CONFIDENTIAL INFORMATION.

ARTICLE 13
GENERAL

13.1Patent Marking.  Company agrees to mark, and require its Affiliates and Sublicensees to mark, all Licensed Products sold with all applicable patent numbers or otherwise conform to patent laws and practices of the country in which such Licensed Product is sold.

13.2No Implied Obligations.  Company's sole obligation to exploit the Licensed Subject Matter is as set forth in Articles 5.  Nothing in this Agreement shall be deemed to require Company to otherwise exploit the Licensed Subject Matter nor prevent Company from commercializing products similar to or competitive with a Licensed Product.

13.3Independent Contractors.  The relationship of Mayo and Company established by this Agreement is that of independent contractors.  Nothing in this Agreement shall be construed to create any other relationship between Mayo and Company.  Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

13.4Confidential Terms.  Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective and other investors and such party's accountants, attorneys and other professional advisors.

13.5Assignment.  This Agreement may not be assigned by Company without the prior written consent of Mayo, except to a party that succeeds to all or substantially all of Company's business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement.  Mayo may assign its right to receive payments hereunder upon prior written notice to Company.

13.6Force Majeure.  In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots,

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

13.7Notices.  Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

If to Mayo:              Mayo Foundation for Medical Education and Research

Mayo Clinic Ventures – BB4
200 First Street SW
Rochester, MN 55905-0001
Attn: [***]
Phone: [***]
Facsimile: [***]
Email: [***]

If to Company:Cenexys, Inc.
1700 Owens St., Suite 535,
San Francisco, CA 94158

Attn: [***]
Phone: [***]
Email: [***]
with a copy to:	Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050
Attn: [***]

13.8Compliance with Law.  Company shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.9Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without reference to its principles of conflicts of law.

13.10No Waiver.  A waiver, express or implied, by either Mayo or Company of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

13.11Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL COMPENSATION THAT HAS ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

13.12Headings.  Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

13.13Severability.  If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.14Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof.  No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto.  It is understood that the Research Agreement is separate and independent from this Agreement and termination of either agreement shall not operate to terminate or otherwise effect the rights and obligations of the parties under the other agreement.

13.15Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an inked original. Each party hereto consents to be bound by photocopy, electronic or facsimile signatures of each party’s representative hereto.

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Mayo Foundation for Medical Education and Research (“Mayo”)	Cenexys, Inc. (“Company”)
By:/s/ Daniel D. Estes Name: Daniel D. Estes Title: Assistant Treasurer	By: /s/ Nathaniel David Name: Nathaniel David Title: CEO

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

EXHIBIT A

PATENT RIGHTS

[***]

Exhibit A-1

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

EXHIBIT B

STOCK PURCHASE AGREEMENT

CENEXYS, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made as of [__________, 2013] by and between Cenexys, Inc., a Delaware corporation (the “Company”), and Mayo Foundation for Medical Education and Research (the “Purchaser”).

In consideration of the mutual covenants and representations set forth below, the Company and the Purchaser agree as follows:

1.Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Company on the Closing (as defined below) 2,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), at a price of $0.006 per share (the “Purchase Price”), for an aggregate purchase price of $12,000.00.

2.Closing. The purchase and sale of the Shares shall occur at a closing (the “Closing”) to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and the Purchaser. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. At the Closing, the Purchaser shall deliver the aggregate Purchase Price set forth above to the Company by wire transfer, check or any other method of payment permissible under applicable law and approved by the Company’s board of directors (or any combination of such methods of payment), and the Company will issue, as promptly thereafter as practicable, a stock certificate, registered in the name of the Purchaser, reflecting the Shares.

3.Limitation on Payments.

A.Payments Limitation. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Purchaser (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Purchaser’s benefits under this Agreement shall be either

(1)delivered in full, or

(2)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Purchaser on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this Section 3 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Purchaser. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the

Exhibit B-1

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

date of grant for Purchaser’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event will Purchaser exercise any discretion with respect to the ordering of any reductions of payments or benefits under this Section 3.

B.Determination. Unless the Company and the Purchaser otherwise agree in writing, any determination required under this Section 3 shall be made in writing by the Company’s independent public accountants or a national “Big Four” accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Purchaser and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Purchaser shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.

4.Restrictions on Transfer.

A.Investment Representations and Legend Requirements. The Purchaser hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares. The Purchaser understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING AND A REPURCHASE OPTION HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL, LOCK-UP PERIOD AND REPURCHASE OPTION ARE BINDING ON TRANSFEREES OF THESE SHARES.

B.Stop-Transfer Notices. The Purchaser agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

Exhibit B-2

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

C.Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

D.Lock-Up Period. The Purchaser hereby agrees that the Purchaser shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Purchaser enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The Purchaser further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

E.Shares. No Shares purchased pursuant to this Agreement, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee, other than in compliance with the Company’s right of first refusal provisions contained in Section 5 of this Agreement.

5.Company’s Right of First Refusal. Before any Shares acquired by the Purchaser pursuant to this Agreement (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the Purchaser or any subsequent transferee (each a “Holder”), such Holder must first offer such Shares or beneficial interest to the Company and/or its assignee(s) as follows:

A.Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder’s bona fide intention to sell or otherwise transfer the Shares; (ii) the name of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

B.Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder’s notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 5.C.

C.Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder’s notice. If the price listed in the Holder’s notice includes consideration other than cash, the cash equivalent value of the non‑cash consideration shall be determined by the board of directors of the Company in its sole discretion.

Exhibit B-3

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

D.Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder’s notice (or at such later date as is called for by such notice).

E.Holder’s Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect; and (iv) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

F.Involuntary Transfers. Subject to the other provisions of this Section 5, in the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including, but not limited to, transfers by operation of law or other involuntary transfers in connection with a divorce, dissolution, legal separation or annulment) of all or a portion of the Shares by the record holder thereof that does not occur in accordance with the other provisions of this Section 5, the Company shall have the right to purchase all of the Shares transferred at the greater of the purchase price paid by Purchaser pursuant to this Agreement or the fair market value of the Shares on the date of transfer (as determined by the board of directors of the Company). Upon such a transfer, the persons transferring or acquiring the Shares shall promptly notify the Secretary of the Company in writing of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice of the transfer.

G.Exception for Certain Family Transfers. Notwithstanding anything to the contrary contained elsewhere in this section, the transfer of any or all of the Shares during the Holder’s lifetime (except in connection with a divorce, dissolution, legal separation or annulment) or on the Holder’s death by will or intestacy to (i) the Holder’s spouse or domestic partner; (ii) the Holder’s lineal descendants or antecedents, siblings, aunts, uncles, nieces and nephews (including adoptive relationships and step relationships), and their spouses or domestic partners; and (iv) a trust or other similar estate planning vehicle for the benefit of the Holder or any such person, shall be exempt from the provisions of this section; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no more than three transfers may be made pursuant to this section, including all transfers by the Holder and all transfers by any transferee. For purposes of this Agreement, a person will be deemed to be a “domestic partner” of another person if the two persons (1) reside in the same residence and plan to do so indefinitely, (2) have resided together for at least one year, (3) are each at least 18 years of age and mentally competent to consent to contract, (4) are not blood relatives any closer than would prohibit legal marriage in the state in which they reside, (5) are financially interdependent, as demonstrated to the reasonable satisfaction of the Company and (6) have each been the sole spouse equivalent of the other for

Exhibit B-4

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

the year prior to the transfer and plan to remain so indefinitely; provided that a person will not be considered a domestic partner if he or she is married to another person or has any other spouse equivalent.

H.Termination of Right of First Refusal. The rights contained in this section shall terminate as to all Shares purchased hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a Change of Control pursuant to which the holders of the outstanding voting securities of the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

6.Tax Consequences. The Purchaser has reviewed with the Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Purchaser understands that the Purchaser (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

7.General Provisions.

A.Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of California.

B.Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the purchase of the Shares by the Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C.Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

D.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the Purchaser and his or her heirs, executors, administrators, successors and assigns.

Exhibit B-5

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

E.Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser without the prior written consent of the Company. Any attempt by the Purchaser without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

F.Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

G.Purchaser Investment Representations and Further Documents. The Purchaser agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement.

H.Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

I.Rights as Stockholder. Subject to the terms and conditions of this Agreement, the Purchaser shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that the Purchaser delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and full payment for the Shares to the Company, and until such time as the Purchaser disposes of the Shares in accordance with this Agreement. Upon such transfer, the Purchaser shall have no further rights as a holder of the Shares so purchased except (in the case of a transfer to the Company) the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and the Purchaser shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

J.Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K.~~Employment at Will. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THIS AGREEMENT IS EARNED ONLY BY CONTINUING SERVICE AS A SERVICE PROVIDER AT WILL (AND NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). THE PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, OR FOR ANY PERIOD AT ALL, AND SHALL NOT INTERFERE WITH THE PURCHASER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PURCHASER’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.~~    /s/ DE 7-3-13

Exhibit B-6

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

L.Arbitration and Equitable Relief.

(1)Arbitration. IN CONSIDERATION OF THE PROMISES IN THIS AGREEMENT, THE PURCHASER AGREES THAT Any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which the Purchaser agrees to arbitrate, and thereby agreeS to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, The Americans with Disabilities Act of 1990, The Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. the Purchaser further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the purchaser.

(2)Procedure. the purchaser agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. THE Purchaser agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. THE Purchaser also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Purchaser understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Purchaser shall pay the first $125.00 of any filing fees associated with any arbitration Purchaser initiates. Purchaser agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence. The purchaser agrees that The decision of the arbitrator shall be in writing.

(3)Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Purchaser and the Company. Accordingly, except as provided for by the Rules and this Agreement, neither the Purchaser NOR the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

Exhibit B-7

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

(4)Availability of Injunctive Relief. Both parties agree that any party may petition a court for injunctive relief as permitted by the rules including, but not limited to, where either party alleges or claims a violation of any confidential information or invention assignment agreement between the Purchaser and the Company or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(5)Administrative Relief. The Purchaser understands that this Agreement does not prohibit the Purchaser from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal employment Opportunity Commission or the Workers’ Compensation Board. This agreement does, however, preclude the Purchaser from pursuing court action regarding any such claim.

(6)Voluntary Nature of Agreement. the purchaser acknowledges and agrees that the Purchaser is executing this agreement voluntarily and without any duress or undue influence by the Company or anyone else. the Purchaser further acknowledges and agrees that the Purchaser has carefully read this Agreement and that the Purchaser has asked any questions needed for the Purchaser to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that the Purchaser is waiving THE Purchaser’s right to a jury trial. Finally, the Purchaser agrees that the Purchaser has been provided an opportunity to seek the advice of an attorney of THE Purchaser’s choice before signing this Agreement.

M.Reliance on Counsel and Advisors. The Purchaser acknowledges that Wilson Sonsini Goodrich & Rosati, Professional Corporation, is representing only the Company in this transaction. The Purchaser acknowledges that he or she has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The Purchaser is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

N.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

Exhibit B-8

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The Purchaser agrees to notify the Company of any change in his or her address below.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH /s/ Daniel D. Estes Signature Daniel D. Estes Print Name Address: 200 First Street SW Rochester, MN 55905	CENEXYS, INC. Signature Print Name Print Title

Exhibit B-9

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

i.	EXHIBIT A

INVESTMENT REPRESENTATION STATEMENT

PURCHASER:Mayo Foundation for Medical Education and Research

COMPANY:Cenexys, Inc.

SECURITY	:Common Stock

AMOUNT:2,000,000 shares

DATE:[__________, 2013]

In connection with the purchase of the above-listed shares, I, the undersigned purchaser, represent to the Company as follows:

1.The Company may rely on these representations. I understand that the Company’s sale of the shares to me has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), because the Company believes, relying in part on my representations in this document, that an exemption from such registration requirement is available for such sale. I understand that the availability of this exemption depends upon the representations I am making to the Company in this document being true and correct.

2.I am purchasing for investment. I am purchasing the shares solely for investment purposes, and not for further distribution. My entire legal and beneficial ownership interest in the shares is being purchased and shall be held solely for my account, except to the extent I intend to hold the shares jointly with my spouse. I am not a party to, and do not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the shares. My investment intent is not limited to my present intention to hold the shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3.I can protect my own interests. I can properly evaluate the merits and risks of an investment in the shares and can protect my own interests in this regard, whether by reason of my own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom I have consulted, or my preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4.I am informed about the Company. I am sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the shares. I have had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information I deem appropriate for assessing the risk of an investment in the shares.

5.I recognize my economic risk. I realize that the purchase of the shares involves a high degree of risk, and that the Company’s future prospects are uncertain. I am able to hold the shares indefinitely if required, and am able to bear the loss of my entire investment in the shares.

Exhibit B-10

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

6.I know that the shares are restricted securities. I understand that the shares are “restricted securities” in that the Company’s sale of the shares to me has not been registered under the Securities Act in reliance upon an exemption for non-public offerings. In this regard, I also understand and agree that:

A.I must hold the shares indefinitely, unless any subsequent proposed resale by me is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144);

B.the Company is under no obligation to register any subsequent proposed resale of the shares by me; and

C.the certificate evidencing the shares will be imprinted with a legend which prohibits the transfer of the shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7.I am familiar with Rule 144. I am familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the shares acquired from an issuer in a non-public offering. I understand that my ability to sell the shares under Rule 144 in the future is uncertain, and may depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than a specified period after my purchase and full payment (within the meaning of Rule 144) for the shares; and (iii) if I am an affiliate of the Company (A) the sale being made in an unsolicited “broker’s transaction”, transactions directly with a market maker or riskless principal transactions, as those terms are defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8.I know that Rule 144 may never be available. I understand that the requirements of Rule 144 may never be met, and that the shares may never be saleable under the rule. I further understand that at the time I wish to sell the shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which may preclude me from selling the shares under Rule 144 even if the relevant holding period had been satisfied.

9.I know that I am subject to further restrictions on resale. I understand that in the event Rule 144 is not available to me, any future proposed sale of any of the shares by me will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) my written notice to the Company containing detailed information regarding the proposed sale, (ii) my providing an opinion of my counsel to the effect that such sale will not require registration, and (iii) the Company notifying me in writing that its counsel concurs in such opinion. I understand that neither the Company nor its counsel is obligated to provide me with any such opinion. I understand that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

10.I know that I may have tax liability due to the uncertain value of the shares. I understand that the board of directors believes its valuation of the shares represents a fair appraisal of their worth, but that it remains possible that, with the benefit of hindsight, the Internal Revenue Service may successfully assert that the value of the shares on the date of my purchase is substantially greater than the Board’s

Exhibit B-11

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

appraisal. I understand that any additional value ascribed to the shares by such an IRS determination will constitute ordinary income to me as of the purchase date, and that any additional taxes and interest due as a result will be my sole responsibility payable only by me, and that the Company need not and will not reimburse me for that tax liability.

11.Residence. The address of my principal residence is set forth on the signature page below.

(signature page follows)

Exhibit B-12

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

By signing below, I acknowledge my agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and my intent for the Company to rely on such statements in issuing the shares to me.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

/s/ Daniel D. Estes

Purchaser’s Signature

Daniel D. Estes

Print Name

Assistant Treasurer

Title

Address of Purchaser’s principal address:

200 First Street SW

Rochester, MN 55905

Exhibit B-13

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

PROPRIETARY RESEACH TOOLS

[***]

Exhibit C-1

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

EXHIBIT D

MATERIAL TRANSFER AGREEMENT

MATERIAL TRANSFER AGREEMENT

Mayo Foundation for Medical Education and Research

Dr.                                                (Recipient Scientist)DATE

COMPANY NAME

ADDRESS

ADDRESS

Mayo Foundation for Medical Education and Research (MAYO) is pleased to be able to provide

              INSERT MATERIALS HERE                                                                                     and any components thereof, which we shall refer to throughout this agreement as the “Material,” to you at       COMPANY NAME         (Company). MAYO is interested in supporting research using the Material and will provide you with samples of the Material as long as you agree to certain conditions on your use of the Material.  The conditions described below are necessary to insure that the Material is used solely for research and that MAYO’s interests in any possible commercialization of the Material are protected.  These conditions are:

1.

The Material is owned by MAYO and is provided under a license agreement effective as of ____ (“License”) between the parties.  Upon termination of your research or use of the Material and/or at the instructions of MAYO, you shall either return the Material to MAYO or destroy all unused portions of the Material.

2.

Use of the Material must be restricted to research experimentation in compliance with applicable laws and regulations.  The Material must not be used in human subjects, in clinical trials, for diagnostic purposes involving human subjects, or to make any derivatives or progeny, as applicable, thereof without the written consent of MAYO.

3.

The Material must not be transferred to any other parties, other than researchers at your Company or collaborators that are working on specific research projects on behalf of the Company (and transferred for the purpose of such collaboration) without first having obtained a written agreement to the transfer from MAYO.  No researchers working with you

Exhibit D-1

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

may use the Material unless they are aware of and agree to be bound by the terms of this agreement.  Both parties shall comply with all applicable laws and regulations, as amended from time to time, with respect to the collection, use, storage and disclosure of the Material and any related data, including without limitation, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its implementing regulations (45 C.F.R. et.seq.)

4.

Except to the extent prohibited by law, Company will assume all liability for damages which may arise from its use, storage or disposal of the Material.  MAYO will not be liable to Company for any loss, claim or demand made by Company or made against Company by any other party, due to or arising from the use of the Material by Company, except to the extent permitted by law when caused by the gross negligence or willful misconduct of MAYO.

5.

ANY MATERIAL DELIVERED PURSUANT TO THIS AGREEMENT IS UNDERSTOOD TO BE EXPERIMENTAL IN NATURE AND MAY HAVE HAZARDOUS PROPERTIES.  ANY MATERIAL PROVIDED IS PROVIDED AS IS AND MAYO MAKES NO AND HEREBY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED.  THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS.

6.	Company agrees to provide appropriate acknowledgement of the source of the Material in all publications.

7.	Company agrees to pay $ in partial reimbursement of the costs of producing, maintaining and distributing the Material.

8.

Company will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of MAYO or its Affiliates, including, but not limited to the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent, other than provided in Section 6 above.  MAYO may withhold such consent in MAYO’s absolute discretion.

9.

This agreement, in conjunction with the license agreement, constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supercedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.  This agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.  This agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this agreement. Neither this agreement nor any of the rights or obligations under the agreement may be assigned by Company without the written consent of MAYO. The failure of MAYO to insist at any time upon the strict observance or performance of any of the provisions of this agreement, or to exercise any right or remedy

Exhibit D-2

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

as provided in this agreement, will not impair any such right or remedy and will not be construed to be a waiver or relinquishment of the right or remedy.  Execution of this agreement can be effected by photocopied, scanned or faxed signatures.

If you agree to these conditions, please sign in the space provided below as the Recipient and have an authorized representative of your Company sign where indicated.  Return the agreement to Mayo Foundation for Medical Education and Research, Mayo Clinic Ventures, 200 First Street SW, Rochester, MN  55905.  Upon receipt of the signed agreement, MAYO will provide the Material as requested.

[SIGNATURES ON THE NEXT PAGE]

Exhibit D-3

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:Date:

Daniel D. Estes, Assistant Treasurer

READ AND UNDERSTOOD BY THE RECIPIENT SCIENTIST:

(Recipient Scientist Signature)*(Recipient Scientist)

Accepted and Agreed by AUTHORIZED REPRESENTATIVE OF RECEIVING COMPANY

By:Date:

(Authorized Representative’s Signature)*

Printed Name and Title:

Company:

Address:

Phone No.:

*Please Note: The Recipient and the Authorized Representative cannot be the same.

Exhibit D-4

***Certain information contained herein has been omitted pursuant to Regulation S-K 601(b)(10).

Confidential treatment has been granted with respect to the omitted portions.